UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report: September 1, 2017
Date of earliest event reported: August 31, 2017
Hooper Holmes, Inc.
(Exact name of registrant as specified in its charter)

New York	001-09972	22-1659359
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

560 N. Rogers Road, Olathe, KS	66062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (913) 764-1045

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
As described in its press release issued earlier today, a copy of which is attached hereto as Exhibit 99.1, on August 31, 2017, Hooper Holmes, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) and a registration rights agreement (the “Registration Rights Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), pursuant to which the Company has the right to sell to LPC up to $10,000,000 in shares of the Company’s common stock, $0.04 par value per share (the “Common Stock”), subject to certain limitations and conditions set forth in the Purchase Agreement.
Under the Purchase Agreement, the Company has the right, from time to time at its sole discretion and subject to certain conditions, to direct LPC to purchase up to 25,000 shares of Common Stock (not to exceed $500,000 in total purchase proceeds per purchase date) on any business day, provided that one business day has passed since the most recent purchase. The purchase price of shares of Common Stock pursuant to the Purchase Agreement will be based on the market prices of the Common Stock at the time of such purchases as set forth in the Purchase Agreement. Such sales of Common Stock by the Company, if any, may occur from time to time, at the Company’s option, over the 36-month period commencing on the date that a registration statement, which the Company agreed to file with the Securities and Exchange Commission (the “SEC”) pursuant to the Registration Rights Agreement, is declared effective by the SEC and a final prospectus in connection therewith is filed and the other terms and conditions of the Purchase Agreement are satisfied.
The Company may increase the amount which it directs LPC to purchase, up to 80,000 shares of Common Stock, if on the date of the purchase the closing sale price of the Common Stock is not below certain threshold prices, as set forth in the Purchase Agreement, subject in each case to a $500,000 cap in total purchase proceeds per purchase date. In addition to regular purchases, the Company may also direct LPC to purchase additional amounts as accelerated purchases or as additional purchases if the closing sale price of the Common Stock is not below certain threshold prices, as set forth in the Purchase Agreement. Accelerated purchases give the Company the option of selling up to three times the number of regular purchases made on the same day (subject to a limit of 25% of the daily trading volume of the Common Stock on such date). Additional purchases give the Company the option to sell up to 500,000 shares on any trading day, but the Company may only exercise its additional purchase right five times during the term of the Purchase Agreement and no more frequently than once every 30 business days. Additional purchases are subject to a maximum purchase price of $1.00 per share. In all instances, the Company may not sell shares of its Common Stock to LPC under the Purchase Agreement if it would result in LPC beneficially owning more than 9.99% of the Common Stock.
LPC represented to the Company, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended), and the Company sold the securities in reliance upon exemptions from the registration requirements of United States federal and state securities laws.
The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, agreements and conditions to completing future sale transactions, indemnification rights and obligations of the parties. The Company has the right to terminate the Purchase Agreement at any time, at no cost or penalty. During any “event of default” under the Purchase Agreement, all of which are outside of LPC’s control, LPC does not have the right to terminate the Purchase Agreement; however, the Company may not initiate any regular or other purchase of shares by LPC, until such event of default is cured.
Actual sales of shares of Common Stock to LPC under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of the Common Stock and determinations by the Company as to the appropriate sources of funding for the Company and its operations. As a commitment fee for entering in the Purchase Agreement, the Company has agreed to issue to LPC 450,000 shares of Common Stock with an ascribed value of $0.80 per share. The Company will not receive any cash proceeds from the issuance of these shares.

The net proceeds under the Purchase Agreement to the Company will depend on the frequency and prices at which the Company sells shares of its stock to LPC. The Company expects that any proceeds received by the Company from such sales to LPC will be used for working capital and general corporate purposes.
The Company has agreed to issue to Aracle SPF V, LLC, 50,000 shares of Common Stock with an ascribed value of $0.80 per share in consideration for a consent required to permit the Company to enter into the agreements.
This current report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock, nor shall there be any sale of shares of Common Stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.
The foregoing descriptions of the Purchase Agreement and the Registration Rights Agreement are qualified in their entirety by reference to the full text of such agreements, copies of which are attached hereto as Exhibit 10.1 and 10.2, respectively, and each of which is incorporated herein in its entirety by reference. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the contracting parties.
Item 9.01.     Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Purchase Agreement, dated as of August 31, 2017 by and between Hooper Holmes, Inc. and Lincoln Park Capital Fund, LLC.
10.2	Registration Rights Agreement, dated as of August 31, 2017, by and between Hooper Holmes, Inc. and Lincoln Park Capital Fund, LLC.
99.1	Press Released dated September 1, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOOPER HOLMES, INC.

Dated: September 1, 2017	By:	/s/ Steven Balthazor
Steven Balthazor, CFO